CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REGARDING:
Federated Mid Cap Growth Strategies Funds
Federated Market Opportunity fund
Federated Large Cap Growth Fund
Federated Capital Appreciation Fund
Federated Technology Fund
On August 18, 2006, the Fund's Trustees, upon the recommendation of the Audit Committee, appointed KPMG LLP (KPMG) as the Fund's independent registered public accounting firm. On the same date, the Fund's previous independent registered public accounting firm, Deloitte & Touche LLP (D&T) resigned. The previous reports issued by D&T on the Fund's financial statements for the fiscal years ended October 31, 2004 and October 31, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended October 31, 2004 and October 31, 2005 (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicated above, the Fund has appointed KPMG as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending October 31, 2006. During the Fund's fiscal years ended October 31, 2004 and October 31, 2005 and the interim period commencing November 1, 2005 and ending August 18, 2006, neither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).